Item 26. (n) iii

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Board of Directors Meeting

February 13, 2019

Resolution Regarding the Rules and Regulations of the Board of Directors

Explanation:

In December of 2018, Massachusetts Mutual Life Insurance Company transitioned to a functional title structure which necessitates the updating of title references in the Resolution Regarding the Rules and Regulations of the Board of Directors (the “Board Rules and Regulations”) which was last approved by the Board of Directors (the “Board”) in April of 2012. In accordance with the responsibilities set forth in the Technology & Governance Committee (the “TGC”) Charter, the TGC is required to review and recommend to the Board for approval modifications to the Board Rules and Regulations, as appropriate.

WHEREAS, the Technology & Governance Committee (the “TGC”) Charter requires the TGC to consider matters of corporate governance generally; and

WHEREAS, in December of 2018, the Company transitioned to a functional ’ title structure which necessitates the updating of title references in the Resolution Regarding the Rules and Regulations of the Board of Directors (the “Board Rules and Regulations”), which was last approved by the Board in April of 2012; and

WHEREAS, management is recommending that the Board Rules and Regulations be modified as provided in the attachment hereto; and

WHEREAS, the TGC has reviewed the proposed modifications to the Board Rules and Regulations and recommends Board approval of the modifications;

RESOLVED, that the Board hereby approves the modifications to the Board Rules and Regulations as presented to this meeting and filed with the records hereof.

Resolution Regarding the Rules and Regulations of the Board of Directors

February 13, 2019

I.	OFFICERS; RESPONSIBILITIES; POWERS

A.     Appointment of Officers. In addition to those officers of Massachusetts Mutual Life Insurance Company (the “Company”) who have been elected by the Board of Directors (the “Board”) pursuant to the By-laws of the Company and the Guidelines (“Elected Officer”), the Chief Executive Officer or his or her designee, shall have the power to appoint officers of the Company below his or her direct report level (“Appointed Officer”). Each Appointed Officer shall hold office until the first meeting of the Board following the next annual meeting of the Company, unless such officer's term of office is terminated prior to such time by death, resignation, retirement or action of the Chief Executive Officer, his or her designee or the Board.

B.      Chief Executive Officer. Subject to the direction and control of the Board, the Chief Executive Officer shall have general management responsibility of the business and affairs of the Company. The Chief Executive Officer shall define the duties of officers, committees and employees of the Company, subject to the provisions of the Amended and Restated Corporate Governance Guidelines. The Chief Executive Officer shall have the power to designate an officer or employee to perform the duties of any officer who is unable to perform such duties for any reason.

C.     President. The President, if not the same person as the Chief Executive Officer, shall report to the Chief Executive Officer and shall have such powers and duties as may from time to time be assigned to that office by the Chief Executive Officer.

D.     Chief Financial Officer. The Chief Financial Officer shall report to the Chief Executive Officer and shall be in charge of the financial affairs of the Company. The Chief Financial Officer shall have overall responsibility for the preparation of financial statements and for calculations relating to reserves and other liabilities and shall prepare data for submission to the Board relating to surplus funds of the Company and their distribution. The Chief Financial Officer shall advise the Chief Executive Officer as to the financial condition of the Company and recommend actions to improve financial strength. The Chief Financial Officer shall perform such other duties as may be assigned to that office by the Chief Executive Officer. The Chief Financial Officer shall have an informational reporting obligation (as described in Section V of this resolution) to (i) the Chairperson of the Board and (ii) the Chairperson of the Audit Committee of the Board.

E.      General Counsel. The General Counsel shall report to the Chief Executive Officer, shall be in charge of the Law Department's staff and the legal affairs of the Company, shall have general supervisory authority over the legal affairs of the Company and shall put in place requirements or policies to ensure that the General Counsel is aware of and promptly informed as to all litigation and/ or issues in the Company that are of

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material or significant legal, regulatory or reputational risk. The General Counsel shall perform such other duties as may be assigned to that office by the Chief Executive Officer. The General Counsel shall have an informational reporting obligation (as described in Section V of this resolution) to· (i) the Chairperson of the Board and (ii) the Audit Committee of the Board.

F.      Elected and Appointed Officers. Each Elected Officer and Appointed Officer shall assist the Chief Executive Officer and shall report to (directly or indirectly), and shall perform such duties as may be assigned to that office by, the Chief Executive Officer.

G.     Secretary, Associate Secretary and Assistant Secretary. The Secretary shall act as such at all meetings of the members of the Company and of the Board and committees of the Board, and shall keep minutes of the proceedings of such meetings. The Secretary shall be custodian of the seal of the Company and shall cause the same to be affixed to all instruments executed by the Company requiring its seal. The Secretary shall report to (directly or indirectly), and shall perform such other duties as may be assigned to that office by, the Chief Executive Officer and the Board. In the absence, or at the direction, of the Secretary, any Associate Secretary or Assistant Secretary may perform the duties of the Secretary.

H.     Treasurer. The Treasurer shall be responsible for the safekeeping of all monies, funds and intangible assets of the Company. The Treasurer shall report to (directly or indirectly), and shall perform such other duties as may be assigned to that office by, the Chief Executive Officer.

I.        General Auditor. The General Auditor shall report functionally to the Chairperson of the Audit Committee of the Board and shall review the accounting, financial and other operations of the Company in order to assure the effectiveness of the Company's accounting and managerial controls. The General Auditor shall perform such other duties as may be assigned to that office by the Chairperson of the Audit Committee. The General Auditor shall report administratively, and have an informational reporting obligation (as described in Section V of this resolution), to the General Counsel.

J.       Chief Compliance Officer. The Chief Compliance Officer shall report functionally to the Chairperson of the Audit Committee of the Board and shall oversee the development and implementation of policies, procedures and programs reasonably designed to ensure adherence to the highest ethical standards, and compliance with applicable legal and regulatory requirements for the Company and its subsidiaries. The Chief Compliance Officer shall perform such other duties as may be assigned to that office by the Chairperson of the Audit Committee. The Chief Compliance Officer shall report administratively, and have an informational reporting obligation (as described in Section V of this resolution), to the General Counsel. Individuals with compliance oversight shall have an informational reporting obligation (as described in Section V of this resolution) to the Chief Compliance Officer.

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II.	REMOVAL OF OFFICERS

Any Elected or Appointed Officer of the Company may be removed with or without cause by the Chief Executive Officer or the Board, or any officer to whom the Chief Executive Officer shall delegate the power to appoint such officer being removed; provided, however, that the President, Elected Officers, the Chief Financial Officer, the General Counsel, the General Auditor and the Chief Compliance Officer shall not be removed by the Chief Executive Officer without prior consultation with the Board. The removal of an officer without cause shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights.

III.	APPLICATIONS, POLICIES AND PREMIUMS

The Chief Financial Officer, the officer in charge of the appropriate line of business and the General Counsel, or their respective designees, shall review and approve all forms of policies issued by the Company, including all riders and provisions included in or attached to such policies, and the forms of applications therefor. The Chief Financial Officer, or his or her designee, shall fix all rates of premiums. Records of all delegations of authority under this section shall be maintained in the Office of the Corporate Secretary.

IV.	SIGNING AUTHORITY

Subject to the Company’s financial controls and delegations, the following procedures as to execution of instruments on behalf of the Company are hereby adopted:

A.     All policy contracts issued by the Company shall bear either the written or facsimile signature of the President and of the Secretary and, when required by law or regulation or by the terms of the policy contract to be countersigned, shall be countersigned either by an Associate Secretary, an Assistant Secretary or by such other employee or agent as may be designated by the President in writing.

B.      The Chairperson of the Board, if a Company officer, the Chief Executive Officer, the President, or any Elected or Appointed Officer, subject to the Company's financial controls and delegations, shall have the power to execute, acknowledge and deliver on behalf of the Company all contracts, agreements, leases, receipts, discharges, deeds, releases, instruments of con s en t , waiver, purchase or sale, renewal, exchange or transfer, assignments and all other instruments, including powers of attorney, relating to the properties, rights, interests or investments of the Company.

C.     The Secretary or any Associate Secretary or Assistant Secretary shall have the power to provide a receipt for premiums and other payments relating to policies.

D.     The Chairperson of the Board, if a Company officer, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Associate Treasurer or any Assistant Treasurer shall have the power to endorse checks, drafts and other forms of remittance to the Company and to acknowledge, receive, receipt for and give full discharge

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for payments of money due the Company. Subject to the Disbursement Authority and Controls approved by the Board, checks, drafts and other instruments for the payment or withdrawal of funds of the Company shall be executed by the Chairperson of the Board, if a Company officer, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Associate Treasurer or any Assistant Treasurer.

E.      Except (i) as provided in paragraph (A) of this Section IV and (ii) as limited by the Company's financial controls and delegations, the Executive Committee, the Investment Committee, or the Chief Executive Officer may authorize the execution of y instrument by such other officer or officers or by such employees or agents of the Company as may be determined by said Committee or officer.

F.      The Executive Committee or the Investment Committee may authorize the placing of signatures on policies, checks, receipts or other instruments by machine or other device for the imprinting or writing of signatures. All instruments bearing authorized signatures may be continued in use for a period of six months from the date of termination, for any reason, of the term of office of any officer whose facsimile signature appears thereon, and all such instruments shall have the same force and effect as though such officer were still in office.

V.	INFORMATIONAL REPORTING OBLIGATIONS

Certain officers of the Company have informational reporting obligations (sometimes referred to as “dotted line” reporting obligations) to the Chairperson of the Board or committees of the Board. To be free from doubt, these reporting relationships are intended to permit and encourage free and open communication from the officer to the Board and from the Board to the officer without interference from other members of management.

VI.	SUBSIDIARIES OF THE COMPANY

A.     Subsidiary Boards of Directors. The Company conducts its business through a number of subsidiaries. Each of these subsidiaries has a separate Board of Directors or similar governing body that is responsible for managing the affairs of the subsidiary for the benefit of its shareholder or shareholders. The Technology & Governance Committee (“TGC”) shall establish, and periodically review and revise as necessary, guidelines for (i) membership on Material Subsidiary1 boards (or similar governing bodies) and (ii) appointment or election to officer positions with Material Subsidiaries. The TGC shall periodically report to the Board the results of these reviews and the revisions that are recommended to be made to these guidelines. In addition, the TGC shall periodically review the composition of the Board of Directors (or similar governing bodies) for each of the Company's Material Subsidiaries and, after consultation and approval by the Board, may direct the Chief Executive Officer how to vote shares of subsidiary stock held by the Company (directly or indirectly) including votes for the election or re-election of directors of the Material Subsidiaries.

1 For purposes of this Section VI, “Material Subsidiary” shall have the meaning assigned to such term in the Guidelines for Subsidiary Corporate Directors and Officers.

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B.      Subsidiary Officer Review and Approval. The Board shall request that the Company take the appropriate actions to remove and appoint the Chief Executive Officer of any Material Subsidiary if the Chief Executive Officer of such Material Subsidiary reports to the Chief Executive Officer of the Company. In addition, the Board shall be advised of the appointment or removal of (i) the General Counsel of any Material Subsidiary and (ii) the Chief Financial Officer of any Material Subsidiary of the Company.

C.     Subsidiary Reporting. The Board expects that the Chief Executive Officer or the Chief Financial Officer will receive financial reports from the Material Subsidiaries and report on the financial results of the Company's Material Subsidiaries on a regular basis or as directed by the Board.

For purposes of this Section VI, “Material Subsidiary” shall have the meaning assigned to such term in the Guidelines for Subsidiary Corporate Directors and Officers.

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